Exhibit 2.2(c)

THIRD AMENDMENT TO PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AGREEMENT (the “Amendment”) dated as of March 10, 2009 is made and entered into by and among PNGI Pocono, Inc., a Delaware corporation (“PNGI Pocono”), successor to PNGI Pocono, Corp. and PNGI, LLC (together, the “Sellers”), and the Mohegan Tribal Gaming Authority, an instrumentality of The Mohegan Tribe of Indians of Connecticut (the “Buyer”), and is joined in by Penn National Gaming, Inc., a Pennsylvania corporation (the “Parent”) for the limited purposes described below.

WHEREAS, Sellers and Buyer entered into that certain Purchase Agreement dated as of October 14, 2004 (as amended through the date hereof, the “Purchase Agreement”) with respect to the purchase and sale of certain entities owning, among other assets, the assets comprising the harness racing track formerly known as Pocono Downs Race Track and now known as Mohegan Sun at Pocono Downs;

WHEREAS, on January 25, 2005, pursuant to the Purchase Agreement, Buyer and its subsidiary, Mohegan Commercial Ventures PA LLC, acquired all of the LP Interests and GP Interests in the Partnership Subsidiaries and Pocono Downs (as each such term is defined in the Purchase Agreement);

WHEREAS, Buyer and Seller desire to amend certain terms of the Purchase Agreement, as embodied in the Second Amendment to Purchase Agreement and Release of Claims dated August 7, 2006 (“Second Amendment”) in order to accelerate all remaining payments as set forth below.

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt. and sufficiency of which are acknowledged hereby, and intending to be legally bound hereby, PNGI Pocono and Buyer agree as follows:

1.             Definitions.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

2.             Claims Payment.  Buyer acknowledges prior receipt of payments equal to  Fourteen Million Dollars ($14,000,000) in respect of the Claims Payment required to be paid by PNGI Pocono pursuant to the Second Amendment, leaving a balance due in the amount of Sixteen Million Dollars ($16,000,000).  PNGI Pocono and Buyer have agreed to modify the provisions of the Second Amendment governing payment of the balance of the Claims Payment to accelerate the payments and reduce the amount of such balance to Thirteen Million Sixty-Two Thousand Six Hundred Thirty-Nine Dollars ($13,062,639), payable to Buyer in a single lump sum of immediately available funds on or before March 11, 2009 (as full and final payment of the Clams Payment and in lieu of any other payments). The parties further acknowledge that the parties have satisfied all outstanding obligations to each other relative to the Purchase Agreement and any amendments upon the payment of the sum described in this paragraph 2 and upon such payment, the Guaranty of Penn National Gaming, Inc. shall be of no further force and effect.

3.             Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania.

4.             Counterparts. This Amendment may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts. Any facsimile signature or signature contained in a portable document format shall be deemed to be an original signature.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment on the date first written.

PNGI POCONO, INC., as successor to PNGI Pocono, Corp. and PNGI, LLC

By:	/s/ Robert S. Ippolito

Name:	Robert S. Ippolito

Title:	Vice President, Secretary and Treasurer

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Jeff E. Hartmann

Name:	Jeff E. Hartmann

Title:	Executive Vice President/Chief Operating Officer

CONFIRMATION OF GUARANTY AND JOINDER

For value received and to induce Buyer to enter into the Amendment set forth above, Parent hereby confirms the continuing validity of its guarantee to and for the benefit of Buyer of the prompt payment and performance of each of the Sellers’ financial obligations under the Purchase Agreement, as amended (including, without limitation, any obligations arising pursuant to Section 11.4 thereof) (as such financial obligations were transferred to PNGI Pocono), in accordance with the terms and conditions thereof and hereof. To such end, Parent agrees it will either (a) cause PNGI Pocono to make all such payments to Buyer as and when the PNGI Pocono is required to do so under the Purchase Agreement, as amended, or (b) make or cause to be made directly to Buyer all such payments as and when required under the Purchase Agreement, as amended.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito

Name:	Robert S. Ippolito

Title:	Vice President, Secretary and Treasurer